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                                                     Rule 424(b)(3)
                                                     File No. 33-58716

Sticker Supplement No. 1                             Dated: November 20, 1995 to
Pricing Supplement No. 49                            Dated: November 16, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)

(Referring to subject Pricing Supplement, please note the revised Initial Interest Rate and Interest
Reset and Payment Dates.)

U.S.$2,500,000,000

HELLER FINANCIAL, INC.

MEDIUM-TERM NOTES, SERIES F

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount: $50,000,000               Issue Price: 100 %

Original Issue Date: November 21, 1995      Stated Maturity Date: November 21,
                                              1996

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
  [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Monthly

Interest Payment Period: Monthly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement) The 21st day of each month, beginning December 21, 1995, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus
Supplement)

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                                                                 Rule 424(b)(3)
                                                              File No. 33-58716

Sticker Supplement No. 1                              Dated November 20, 1995 to
Pricing Supplement No. 49                             Dated: November 16, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)


Interest Determination Date(s): 2 London Banking Days prior to each Interest
                                  Payment Date.

Initial Interest Rate:  5.9425%

Index Maturity: Monthly

Day Count Convention:  A/360

Maximum Interest Rate: N/A                      Minimum Interest Rate:  N/A

Spread (+/-):    + .13%           Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date:

  The Redemption Price shall initially be    % of the principal amount of the
  Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by    % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission:  .05%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                       NO. 49, UNDER MTN-SERIES F PROGRAM: $1,428,000,000
                   b)  CUSIP #:  42333HFH0

Agent:  Merrill Lynch & Co.
        250 Vesey Street
        New York, NY 10281